Exhibit 4.(a).68

CONFIDENTIAL TREATMENT REQUESTED

Any text removed pursuant to the company's confidential treatment request has been separately submitted to the U.S. Securities and Exchange Commission and is marked [***] herein.

FRAMEWORK AGREEMENT

DATED October 1st, 2009

250,000,000NIS
CREDIT FACILITIES

for

PARTNER COMMUNICATIONS COMPANY LTD.
as Borrower

provided by

[***]
as Bank

THIS FRAMEWORK AGREEMENT is made on the ___ day of September, 2009,

BETWEEN:

(1)	PARTNER COMMUNICATIONS COMPANY LTD., a limited liability company organised and existing under the laws of the State of Israel (the "Borrower");

(2)	[***], a banking corporation incorporated under the laws of the State of Israel (the "Bank");

WHEREAS:

(A)
The Borrower wishes to borrow from the Bank, from time to time, under a revolving credit facility up to a total and aggregate principal amount of 250,000,000 NIS (Two Hundred and Fifty Million New Israeli Shekels) by means of Short Term Loans and/or On Call Credits (“Short Term Loans” and “On Call Credits” - as specifically defined hereunder) (hereinafter jointly and severally the “Credit”, “Credits”, “Credit Facility” or “Credit Facilities”), subject to the terms and conditions of this Framework Agreement; and

(B)	The Bank is prepared to provide the Borrower with the revolving Credit Facility, subject to the terms and conditions hereinafter set forth.

IT IS AGREED as follows:

1.         DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

Advance	The principal amount of Credits advanced hereunder by the Bank, or the principal amount of such advances which are from time to time outstanding, as the case may be.
Agreement	This Framework Agreement including all Schedules thereto.
Auditors	The independent auditors of the Borrower from time to time, being Kesselman & Kesselman at the date of this Agreement.
Availability Period	The period from and including the Commencement Date to and excluding the Termination Date.
Business Day
A day (other than Friday or any other Israeli Non-Banking Day) on which the corporate division of the Bank is open for business.  “Israeli Non-Banking Day” shall mean any of the following days: Saturday, a public holiday in Israel, the 2 (two) days of New Year (Rosh Hashana), the Day of Atonement (Yom Kippur) and the day before the Day of Atonement, the first day of the Tabernacles (Succot), the eighth day of Tabernacles (Shmini Azeret), Purim, the first and seventh days of Passover (Pesach), Israel’s Independence Day, the day of Pentecost (Shavuot), the Ninth of Av and any day determined by the Israeli Examiner of Banks or by law as a day on which banks in Israel do not carry on business.

Capital Expenditure	Any expenditure which is classified as 'fixed and intangible asset' in the Financial Statements of the Borrower.
Commencement Date
The date on which all of the conditions precedent to the first Advance (as set out in Section 4 (Conditions Precedent) have been fulfilled to the satisfaction of the Bank, not later than October 15, 2009.

Default Interest Rate	The Lending Rate plus 3.15% per annum.
Drawdown Date	In relation to any Advance, the date on which the Advance is actually made in accordance with the terms of this Agreement.
EBITDA
In respect of any Ratio Period, the sum of the following, all as appearing in the Borrower's Financial Statements applicable for such Ratio Period:

(a)   the net income of the Borrower before extraordinary items;

(b)   the amount of Taxes set against the net profits of the
        Borrower in the Financial Statements and (without
        double counting) any provision by the Borrower for
        Taxes;

(c)   any amortisation and depreciation reflected in such
        Financial Statements; and

(d)   any Net Financial Expenses.

For the purposes of the foregoing:

"Net Financial Expenses" means, for any Ratio Period, financial expenses, net for such Ratio Period, as appearing in the Financial Statements.

Event of Default	As defined in Section 16 (Default).
Financial Statements
At any time and from time to time:

(a)   the latest reviewed consolidated half-yearly financial statements of the Borrower;

(b)   the latest audited consolidated annual financial statements of the Borrower;

delivered or required to be delivered to the Bank hereunder (together with all those notes attached thereto).

Finance Documents	This Agreement including all annexes hereto and all Requests given to the Bank by the Borrower and all Repayment Schedules.
Financing Costs
(a)   interest, fees, commissions and costs payable by the Borrower under this Agreement;

(b)   amounts ascertained as being payable by the Borrower under
        Section 10 (Taxes), Section 11 (Increased Costs), and Section 18
        (Other Indemnities) of this Agreement.

Financing Principal	Principal amounts of the Credits outstanding under this Agreement from time to time.
GP	Generally accepted accounting principles pursuant to which the Borrower prepares its Financial Statements under any applicable law, being IFRS at the date of this Agreement.
Group	The Borrower and each of its Subsidiaries.
IFRS	International Financial Reporting Standards as in effect from time to time.
Interest Due Date	The last day of any Interest Period.
Interest Period	As determined in accordance with Section 8 (Interest & Interest Periods).
Lending Rate
A variable rate composed of the Wholesale Interest Rate plus the Margin, as set forth below:

(i) with relation to Short Term Loans - the Lending Rate shall change only according to changes in the Prime Rate during the period of the applicable Short Term Loan, subject to this Agreement; and

(ii) with relation to On Call Credits - the Lending Rate shall change only according to changes in the Wholesale Interest Rate during the period of the applicable On Call Credit, subject to this Agreement.

Licence
The licence dated 7 April, 1998 (and terminating on 1 February 2022) granted to the Borrower by the Ministry for providing mobile radio telephone services using the cellular method, as has been, and in the future may be, amended from time to time.

Margin	0.85% per annum.
Material Adverse Effect
Any effect which is or is most likely to be materially adverse to:

(a)   the ability of the Borrower to perform its obligations in any material respect under the Finance Documents; or

(b)   the business or financial condition of the Borrower which
        affects the ability of the Borrower to pay its debts as they fall due.

Ministry	The Ministry of Communications of the Israeli Government.
NIS	New Israeli shekels, being the lawful currency of the State of Israel or any successor currency.
On Call Credits	Credits, in NIS, granted to the Borrower by the Bank as daily credit payable upon demand pursuant to this Agreement.
On Call Documents
The “Letter of Undertaking (Framework) in connection with Provision of Daily Credit Payable Upon Demand (Short Term Credit)” (in the form attached hereto as Schedule "A”) signed by the Borrower simultaneously with the signing of this Agreement and all Requests in the form attached hereto as Schedule "B" signed by the Borrower.

Permitted Security Interests	As defined in Section 15.4(b) (Security and Negative Pledge) below.
Prime Rate
The interest rate defined by the Bank as its "prime rate" of interest which is published as such on the notice board of the branch and charged by the Bank to its customers in general (and which is updated by publication in two daily newspapers and on the notice board of the branch).

Potential Default	Any event, act or condition which, with the lapse of any time period specified in Section 16 (Default) with respect to such event, would constitute an Event of Default.
Quarter	Each period commencing on 1st January, 1st April, 1st July and 1st October and ending on the next following 31st March, 30th June, 30th September and 31st December, respectively.
Ratio Period	Each period of 6 (six) months ending on June 30th, and December 31st.
Repayment Date
The date specified by the Borrower in each Request, in accordance with Section 5.2(d) (Requests and Advances) below, being the date by which the Borrower shall, subject to the terms of this Agreement, repay the relevant Advance in full (including by way of an additional Advance).

Repayment Schedule
A schedule, of which the details of the payments and payment dates of the Financing Principal and the Interest Due Date will be contained for the relevant Advance, and which will be sent to the Borrower by the Bank shortly after the Drawdown Date of the relevant Advance.

Request
A request for the making of an Advance in accordance with Section 5.2 (Requests and Advances) with relation to On Call Credits – substantially in the form of Schedule B, and with relation to Short Term Loans – substantially in the form of Schedule C (Form of Request).

Security Interest	Any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
Short Term Loans	Loans in NIS granted to the Borrower by the Bank pursuant to this Agreement.
Subsidiary
A subsidiary of a company or corporation means any company or corporation:

(a)   which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)   at least half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)   which is a subsidiary of another subsidiary of the
        first-mentioned company or corporation

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Tax
All present and future income, value added and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof.

Termination Date	Five years from the Commencement Date.
Total Debt
The aggregate of the amounts from time to time of any indebtedness appearing in the Financial Statements in respect of:

(a)   moneys borrowed or debit balances at banks and other financial institutions;

(b)   any debenture, bond, note, loan stock or other security,
        including, and without derogating from the abovementioned, any bank guarantee issued to any third party per a request of the
        Borrower;

(c)   receivables sold or discounted (otherwise than on a non-recourse basis) to the extent only that any claim has been made against the Borrower with respect to such receivables;

(d)   the acquisition cost of any asset to the extent payable more than
        365 days after the time of acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset and

(e)   any amount raised under any transaction other than those listed in paragraphs (a) to (d) above, having the commercial effect of a borrowing or raising of money,

provided that in computing the abovementioned amounts: any item falling within paragraph (e) shall be included only to the extent that the same is required by GP to be quantified in the Financial Statements.

For the avoidance of doubt, any securitization transaction by the Borrower recognized as a 'true sale' in its Financial Statements shall not constitute a part of the Total Debt.

Total Outstandings	The aggregate of: (i) Short Term Loans; and (ii) On Call Credits; provided by the Bank to the Borrower subject to this Agreement from time to time and that remain outstanding at the relevant time.
Wholesale Interest Rate
The rate of interest, prior to the addition of any margin, used by the Bank for the purpose of fixing the rate of interest charged on credits extended by the Bank to its customers in general, for similar amounts in NIS and kinds and for similar periods as those of the relevant Credit. The Wholesale Interest Rate shall be calculated in accordance with the above principals, shall be determined by the Bank on the date of determining the interest rate for the requested Advance and shall be conclusive, provided it is applicable to all customers of the Bank receiving credits for similar amounts in NIS and kinds and for similar periods as those of the relevant requested Advance.

1.2	Financial Statements

(a)	All accounting expressions which are not otherwise defined herein shall be construed in accordance with GP.

(b)
Each of the accounting terms used in this Agreement for any Ratio Period, shall be determined from the Financial Statements of the Borrower for the period of 6 (six) months ending on the last day of such Ratio Period and delivered pursuant to this Agreement (adjusted to the extent necessary to determine compliance with Section 14 (Financial Covenants)).

(c)	All of the accounting terms herein shall be expressed in NIS unless the context otherwise requires.

1.3	Interpretation

In this Agreement, unless the contrary intention appears, a reference to:

(a)
"amendment" includes a supplement, notation or re-enactment and "amended" is to be construed accordingly;

"assets" includes every kind of property, asset, interest, revenue or right of every description, including any present, future or contingent right to any revenues;

“Bank" includes every one of the Bank's branches or offices existing on the date hereof and/or to be subsequently opened, wherever they may be its assigns, successors, or attorneys in fact, subject to the terms of this Agreement;

"control" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

a "person" includes any person, firm, company, corporation, partnership, association, government, state, Agency or other entity or one or more of them;

a "regulation" includes any regulation, rule, requirement, official directive, request or guideline (whether general or specific) and whether or not having the force of law of or issued by any authority of any kind; and

(b)	a provision of law is a reference to that provision as amended or re-enacted;

(c)
the headings in this Agreement shall not affect the interpretation of this Agreement and all references to Sections, sub-clauses, or Schedules are to Sections and sub-clauses of, and Schedules to, this Agreement;

(d)	words and defined terms denoting the singular number include the plural and vice versa;

(e)
references to, or to a provision of, a document are references to it as amended or supplemented before or after the date of this Agreement but where this Agreement requires the prior consent of the Bank or the Borrower in connection with any such amendment or supplement, this sub-clause shall not affect such requirement;

(f)	subject to the terms of this Agreement, any reference in this Agreement to the Bank or the Borrower shall include their respective successors and assigns;

(g)	a time of day is a reference to Tel-Aviv time; and

(h)	the Schedules form an integral part of this Agreement.

2.
THE CREDIT FACILITIES

Subject to the terms of this Agreement, the Bank agrees to make available to the Borrower, with effect from the Commencement Date, Short Term Loans and On Call Credits in a total and aggregate principal amount of NIS 250,000,000 (two hundred and fifty million New Israeli Shekels).

Simultaneously with the signing of this Agreement the Borrower is signing the On Call Documents in the form of Schedule "A”.

It is hereby clarified, that the terms and provisions set out in the On Call Documents are supplementary to the terms and provisions set out in this Agreement. Furthermore, it is hereby clarified that in case of contradiction between the terms and provisions of the On Call Documents and the terms and provisions of this Agreement - the terms and provisions of this Agreement shall prevail. In any other case, the terms and provisions set out in the On Call Documents will be supplementary to the terms and provisions set out in this Agreement.

3.
PURPOSE

All amounts borrowed under the Credit Facilities are being granted for valid and lawful purposes of the Borrower and the Borrower hereby undertakes to use the Credit Facilities for such purposes only.

4.	CONDITIONS PRECEDENT

4.1
Documentary conditions precedent

The first Request may not be given until the Bank has notified the Borrower that it has received all of the following documents in form and substance satisfactory to it :

(a)	A certificate signed by the General Counsel and Corporate Secretary of the Borrower confirming that:
(i)	The board of directors of the Borrower approved the terms of, and transactions contemplated by, the Finance Documents and authorized the entering into this Agreement and the execution thereof;

(ii)
This Agreement was executed on behalf of the Borrower by its authorized signatories Mr./Mrs. ________ i.d. no. _________________ and Mr./Mrs. _________ i.d. no. _________________ in accordance with the resolutions of the Borrower; and

(iii)
The authorized signatories as set out in the confirmation of signatory rights of the Borrower dated December, 25, 2008 and attached as an integral part to the General Counsel and Corporate Secretary of the Borrower’s certificate are fully authorized to sign any and all Requests, and their signatures are binding upon the Borrower for all intents and purposes in accordance with its terms.

(iv)	The said resolutions were passed duly and lawfully in accordance with the incorporation documents of the Borrower and any applicable Israeli law;

(v)	The signature of the authorized signatories who executed the Agreement on behalf of the Borrower binds the Borrower for all intents and purposes in accordance with its terms.

(b)	A copy of the reviewed Financial Statements of the Borrower for the period ended June 30, 2009. The Bank hereby confirms that sub-section (b) hereof has been fulfilled.

4.2
Further Conditions Precedent

The obligation of the Bank to make any Advance to the Borrower is subject to the further conditions precedent that both on the date of the Request and on the Drawdown Date for such Advance:

(a)	no Event of Default shall have occurred and be continuing, or may result from the making of the requested Advance;

(b)
those representations and warranties of the Borrower hereunder which are to be repeated on the date of delivery of each Request, in accordance with Section 12.16 (Times when Representations are made) below, shall be true and correct as if each such representation and warranty was made as of the date of the requested Advance;

(c)	the requested Advance would not cause the aggregate outstanding principal amounts of the Credit Facilities, to exceed 250,000,000NIS; and

(d)	in connection with the requested Advance, the Bank shall have received a Request from the Borrower in the following form:
(i) (ii)
with respect to On Call Credits - in the form of Schedule "B"; and

with respect to Short Term Loans - in the form of Schedule "C"

by no later than 12:00 noon, on the relevant Drawdown Date for the requested Advance.

5.	DRAWDOWN

5.1	Giving of Requests

(a)
The Borrower may borrow amounts under the Credit Facilities (Short Term Loans and/or On Call Credits) by submitting a duly completed Request to the Bank followed by a telephone confirmation made by the Borrower to the Bank regarding the receipt of each relevant Request by the Bank.

(b)
Unless the Bank otherwise agreed, the latest time for receipt by the Bank of a duly completed Request is 12:00 noon on the relevant day on which the Request is submitted. Request that was received at the Bank after 12:00 noon will be deemed received on the first Business Day occurring thereafter (the "Date of Deemed Receipt"). The Drawdown Date shall be on the date of the receipt of a competed Request by the Bank (subject to clause 5.1(a) and 5.2(a)) or on the Date of Deemed Receipt (unless the Request specifies a later date), as applicable.

(c)	Each Request shall be irrevocable.

5.2	Requests and Advances

A Request will not be regarded as having been duly completed or received unless:

(a) the Bank confirmed by telephone the receipt of the Request; and

(b) the Drawdown Date is a Business Day falling within the Availability Period; and

(c) the amount of the requested Advance is:

(i)	a minimum of 100,000 NIS (One Hundred Thousand NIS); and

(ii)	when aggregated with the Financing Principal outstanding at the Drawdown Date, is no greater than 250,000,000NIS; and

(d)	the Repayment Date is:

(1)	with respect to Short Term Loans - a date falling not earlier than one (1) month and no later than one day prior to twelve (12) months after the Drawdown Date; and

(2)	with respect to On Call Credits – as specified in the On Call Documents; and

(e)
with respect to Short Term Loans - it specifies the length of each Interest Period with respect to such Advance, which, for an Advance, shall be 3 months or and with regard to the last Interest Period - in case the last Interest Period as determined in accordance with Section 8 (Interest & Interest Periods) is shorter than 3 months – then shorter than 3 months, as the case may be; and

(f)
all conditions precedent to the making of the Advance, as set out in Sections 4.1 (Initial Conditions Precedent) and/or 4.2 (Further Conditions Precedent), as applicable, shall be fully satisfied or waived, as of the relevant Drawdown Date; and

(g)	it is a request for only one Advance.

For clarity sake, nothing herein shall limit the Borrower from: (i) submitting multiple Requests at the same time or on the same date; and/or (ii) repaying any amount outstanding hereunder (including principal and interest) by way of borrowing amounts under the Credit Facility, subject to the terms of this Agreement.

5.3
Prepayments and repayments

Any Advance, as well as any interest payable thereon, shall be repaid or prepaid in NIS. Prepayment may be made at any time, at the Borrower's discretion, and without any penalty or fee.

6.         REPAYMENT AND REBORROWING

6.1	Repayment

(a)	Unless prepaid in full, the Borrower shall repay each Advance in full on the Repayment Date set out for such Advance in the relevant Request.

(b)	Any amounts repaid or prepaid under this Agreement may be re-borrowed, subject to the other terms of this Agreement.

(c)	All Total Outstandings shall be repaid in full by the Borrower on the Termination Date.

6.2	Miscellaneous provisions

(a)	Any prepayments under this Agreement with regard to Short Term Loans shall be made together with accrued but unpaid interest up to the date of prepayment.

(b)
Any notice of prepayment provided by the Borrower shall be irrevocable and shall specify the date fixed for prepayment, which Advance is being prepaid, the aggregate principal amount of the Advances being prepaid and the interest thereon and the Borrower's calculation of accrued interest to be paid on the prepayment date.

(c)	The provisions of this Section 6.2 (Miscellaneous Provisions) shall apply to all prepayments under this Agreement.

7.	CANCELLATION

(a)	Any amount of the Credit Facilities undrawn at the end of the Availability Period shall automatically be cancelled at close of business in Tel-Aviv on the last day of the Availability Period.

(b)
The Borrower may, at its discretion, during the Availability Period, by giving not less than seven (7) days' prior written notice to the Bank, cancel the undrawn amount of the Credit Facilities in full or in part provided that the Borrower shall pay the fees set out in Section 17.1(a).

(c)	No amount of undrawn Credit Facilities cancelled by the Borrower under this Agreement may subsequently be reinstated.

(d)	The provisions of this Section 7 (Cancellation) shall apply to all cancellations of undrawn Credit Facilities under this Agreement.

8.         INTEREST & INTEREST PERIODS

8.1	Rate of Interest

(a)	The rate of interest on each Advance for each Interest Period shall be the Lending Rate per annum.

(b)
The Lending Rate  shall accrue during each Interest Period and shall be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days or three hundred and sixty six (366) days, as applicable.

8.2	Due dates

The Borrower shall pay interest on each Advance in arrears on each Interest Due Date in respect of such Advance.

8.3	Default Interest Rate

If the Borrower fails to pay any Advance on the relevant Repayment Date or if the Borrower does not pay immediately the outstanding Credit Facilities upon demand following the occurrence of an Event of Default in accordance with Section 16.2 (Acceleration; Other Remedies), the Borrower shall pay to the Bank default interest in respect of any such outstanding Advance or outstanding Credit Facilities, as the case may be, at the Default Interest Rate, from the Repayment Date or the day of the Bank’s demand following the occurrence of an Event of Default in accordance with Section 16.2 and until the actual payment in full of all relevant outstanding amounts. For clarity sake, the Default Interest Rate shall be in place of (and not in addition to) the Lending Rate.

8.4	Interest Period Duration

(a)	Subject to the express provisions of this Agreement, the duration of each Interest Period of each Short Term Loan shall be three (3) months, as also specified in the relevant Request.

(b)
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.5	Interest Period Commencement

The first Interest Period for each Advance shall commence on its Drawdown Date and each subsequent Interest Period relating to such Advance shall commence on the expiry of the preceding Interest Period for such Advance.

Each Advance will bear cumulative Lending Rate as set forth in Section 8.1 (Rate of Interest) that will be debited on the dates mentioned in the Repayment Schedule, according to the Bank's calculations commencing from the Drawdown Date, at the Lending Rate specified in the Request and subject to the terms of this Agreement.

8.6	Coincidence of Interest Periods

(a)	If an Interest Period would otherwise overrun the Repayment Date for such Advance, it shall be shortened so that it ends on the Repayment Date.

(b)	If an Interest Period would otherwise overrun the Termination Date, it shall be shortened so that it ends on the Termination Date.

8.7	Other adjustments

The Bank, with the prior written consent of the Borrower, may make such other adjustments to the duration of Interest Periods, either to accord with current market practice or to facilitate the administration of the relevant Credit Facility.

9.         PAYMENTS

9.1	Place

All payments by the Borrower under this Agreement shall be made to the Bank at the account or office from which such Advance is made.

9.2	Funds

Payments under this Agreement to the Bank shall be made for value by no later than 12:00 noon on the due date or at such later times as the Bank may otherwise specify to the Borrower as being customary at the time for the settlement of transactions in NIS.

9.3	Currency

All amounts payable under this Agreement shall be paid in NIS.

9.4	No Set-off or Counterclaim

All payments made by the Borrower under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

9.5	Non-Business Days

(a)
If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Section 9.5 (Non-Business Days) interest is payable on that principal at the rate payable on the original due date.

9.6	Partial payments

(a)
If the Bank receives a payment insufficient to discharge all the amounts then due and payable by the Borrower to the Bank under this Agreement, the Bank shall apply that payment towards the obligations of the Borrower under this Agreement in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Bank;

(ii)	secondly, in or towards payment of any Financing Costs due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment of any Financing Principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid hereunder.

Or in any such other order of appropriation as the Bank shall determine.

10.         TAXES

All interest payments by the Borrower hereunder shall be made without any deduction and free and clear of and without any deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any deduction or withholding of any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any interest amounts payable or paid by the Borrower under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax or other deduction.  If at anytime thereafter the Bank receives a benefit attributable, in the reasonable opinion of the Bank, to the deductions made and/or the additional amounts paid by the Borrower pursuant to this Section 10, then the Bank and the Borrower shall agree on the amount and means of reimbursement on account of such benefit in a manner which will leave the Bank in no more or less favourable position than it would have been if no such deduction and/or payment of additional amounts has been made.

11.         INCREASED COSTS

11.1	Increased costs

(a)	Subject to Section 11.2 (Exceptions), the Borrower shall forthwith on demand by the Bank, pay the Bank the amount of any increased cost incurred by it as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or banking regulation following the date of this Agreement; or

(ii)	compliance with any law or banking regulation adopted or promulgated after the date of this Agreement,

(including any law or regulation relating to taxation,  or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control in the state of Israel).

(b)	Any demand made by the Bank under this Section 11.1 (Increased Costs) shall be:

(i)	made on the Borrower promptly upon its becoming aware of the same; and

(ii)	contained in a certificate which shall include a computation of the relevant amount in reasonable detail.

(c)	In this Agreement "increased cost" means:

(i)	an additional cost incurred by the Bank as a result of its having entered into, or performing, maintaining or funding its obligations under, any Finance Document;

(ii)	that portion of an additional cost incurred by the Bank in making, funding or maintaining all or any Advances made or to be made by it under this Agreement;

11.2	Exceptions

Section 11.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the operation of Section 10 (Taxes) above; or

(b)
attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of the Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office is situated.

12.         REPRESENTATIONS AND WARRANTIES

12.1	Representations and warranties

The Borrower, makes the representations and warranties set out in this Section 12 to the Bank.

12.2	Status

It is a company limited by shares, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, with the power and authority to own its property and assets and to carry on its business as it is now being and will be conducted.

12.3	Power and authority

It has all requisite corporate power and authority to execute and deliver the Finance Documents and to carry out and perform its obligations under such Finance Documents and to consummate the transactions contemplated thereby. The entry of the Borrower into this Agreement is for the benefit of the Borrower based upon business considerations and in order to maximize the Borrower's profits.

12.4	Legal validity

Each Finance Document, constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms, subject to the following reservations:

(a)	equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)
the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors generally; and

(c)	rules against penalties and similar principles.

12.5	Non-conflict

The entry into and the performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation or judicial or official order applicable to it, in any respect; or

(b)	its constitutional documents or any of its resolutions (having current effect); or

(c)	any document which is binding upon it in such a manner that would have a Material Adverse Effect,

nor will it result in the creation or imposition of any Security Interest on any of its assets or those of any of its Subsidiaries.

12.6	No Default

(a)
No Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document, including, but not limited to the making of any Advance.

(b)
No other event or circumstance is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, will constitute) a default under any document which is binding on it in such a manner that would have a Material Adverse Effect.

12.7	Consents and Authorisations

(a)
All authorisation, exemptions and other matters required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected or will be obtained or effected prior to the date required by law.

(b)	The Licence is in full force and effect.

12.8	Information

All information provided or delivered by it to the Bank in accordance with this Agreement, was true, correct and complete in all material respects and not misleading in any material respect as of the date that it was delivered.

12.9	Financial Statements

Its Financial Statements most recently delivered to the Bank:

(a)	have been prepared in accordance with GP, consistently applied;

(b)	have been audited by the Auditors; and

(c)
fully and fairly represent in all material respects its financial condition and state of affairs as at the date to which they were drawn up and for the periods specified therein and the results of their respective financial operations during such period, subject, in the case of half yearly and quarterly Financial Statements, to normal year-end adjustments, and there has been no Material Adverse Effect since the date to which those Financial Statements were drawn up.

12.10	Pari passu ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its other unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally

12.11	Winding -up

No proceedings for its bankruptcy, winding up, insolvency, or reorganisation of or for any moratorium or scheme of arrangement or any other similar proceedings are threatened, contemplated or outstanding.

12.12	Finance Documents

The copies of the Finance Documents which it has delivered to the Bank are true, correct and complete copies of those documents.

12.13	Immunity

(a)
The execution by it of each Finance Document constitutes, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes; and

(b)
It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the State of Israel or any other jurisdiction in relation to any Finance Document.

12.14	Jurisdiction/governing law

Its:

(a)	irrevocable submission under Section 26 (Governing Law and Jurisdiction) to the jurisdiction of the courts of Israel;

(b)	agreement that this Agreement is governed by Israeli law; and

(c)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of Israel.

12.15	Accuracy of Representation

The rights and remedies of the Bank in relation to any misrepresentations or breach of warranty on its part shall not be prejudiced by any investigation by or on behalf of the Bank into its affairs, by the execution, delivery or performance of any other Finance Document or by any other act or thing which may be done by or on behalf of the Bank in connection with any Finance Document.

12.16	Times when representations are made

(a)
All the representations and warranties set out in this Section 12 are made by the Borrower on the date of this Agreement. The representations and warranties set out in this Section 12 (except for the representations and warranties set out in Sections 12.6 (No Default) and 12.11 (Winding-up)) shall be deemed to be repeated on the Commencement Date and shall be deemed to be repeated on the date of delivery of each Request hereunder and on each date on which an Advance is made.

(b)
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made, except where any such representation or warranty is expressed to be made as of an earlier date, it shall be deemed to be repeated with reference to the facts and circumstances existing at such earlier date.

13.         INFORMATION COVENANTS

13.1	Financial Statements and Financial Information

The Borrower shall provide, to the Bank:

(a)
as soon as practicable but, in any event, by no later than 120 days from the end of the relevant financial year, the audited consolidated Financial Statements of the Borrower for such financial year, including, in each case, a balance sheet, profit and loss statement, in each case setting forth comparative figures for the preceding year;

(b)
as soon as practicable but, in any event, by no later than 60 days from the end of each Quarter (other than the last Quarter), reviewed consolidated Financial Statements of the Borrower, for such Ouarter or half a year, as the case may be.

13.2	Compliance

The Borrower shall provide the Bank, together with the Financial Statements specified in Section 13.1 above for each Ratio Period, a compliance certificate certified by the Auditors setting out in reasonable detail its calculation of and establishing its compliance with the Financial Covenants set out in Section 14 (Financial Covenants) for the previous  Ratio Period .

13.3	Notices

The Borrower shall provide to the Bank, promptly upon becoming aware of its occurrence, notice of any Potential Default or Event of Default (and the steps, if any, being taken to remedy it).

13.4	General

The Borrower shall, promptly, on request by the Bank, provide to the Bank:

(a)
a certificate, signed by two of its authorised signatories on its behalf, certifying that no Potential Default or Event of Default is outstanding or, if a Potential Default or Event of Default is outstanding, specifying the Potential Default or Event of Default and the steps, if any, being taken to remedy it; and

(b)
such other readily available information or documents (financial or otherwise) as the Bank may reasonably request, provided that there are no limitations on the provision of such information or documents.

13.5	Audit and Accounting Dates

The Borrower will ensure that:

(a)	the annual Financial Statements to be delivered to the Bank pursuant to Section 13.1 above are audited by the Auditors; and

(b)	it shall at all times have duly appointed auditors.

14.         FINANCIAL COVENANTS

14.1	Financial Covenants

(a)	The Borrower shall comply with all of the following financial ratios:

(i)	Total Debt to EBITDA less Capital Expenditure shall not exceed 6.5; and

(ii)	Total Debt to EBITDA shall not exceed 4.

(b)
With respect to paragraphs (a)(i) and (a)(ii) above, EBITDA and Capital Expenditure shall be examined every 6 months on an annualised basis (i.e., based on the last 12 months), at the end of each Ratio Period.

14.2	Interpretation

(a)
Except as provided to the contrary in this Agreement, a calculation made or an accounting term used in this Section is to be made or construed in accordance with the principles applied in connection with the financial statements prepared in accordance with Section 13 (Information Covenants) above.

(b)	No item must be credited or deducted more than once in any calculation under this Section 14.

15.         GENERAL COVENANTS

15.1	Covenants and Undertakings

The Borrower hereby makes the covenants and undertakings set out in this Section 15 to the Bank.

15.2           The Licence

(a)
It will notify the Bank promptly upon the occurrence of any material breach of the Licence or upon the receipt of any notice or communication between the Ministry and it or any member of the Group in connection with the Licence which either:

(i)	Claims a material breach of the Licence
(ii)	Could reasonably be expected to give rise to a revocation, termination,materially adverse amendment, suspension or withdrawal of the Licence; or
(iii)	Otherwise may be likely to have a Material Adverse Effect.

(b)	It will deliver to the Bank any notice or communications referred to in paragraph (a) above together with all copies of all other material notices between it and the Ministry concerning the same.

15.3	Pari passu ranking

The Borrower undertakes its obligations under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.4	Security and Negative pledge

(a)
The Borrower will not, without the prior consent of the Bank, create or permit to subsist any Security Interest (including and without derogating from the generality of the abovementioned - any floating charge) on any of its present or future assets other than as set out in paragraph (b) below.

(b)	The following Security Interests (the "Permitted Security Interests") may be created or permitted to subsist by the Borrower:

(i)	any Security Interest over assets of the Borrower arising solely by operation of law;

(ii)	any Security Interest over goods and documents of title to goods arising in the ordinary course of business, letter of credit transactions entered into in the ordinary course of trade;

(iii)
any Security Interest existing at the time of acquisition on or over any asset acquired by it in the ordinary course of business on arm’s length terms, where such Security Interest was not created in contemplation of, or in connection with, the acquisition;

(iv)	any Security Interest constituting operating leases or hire purchase arrangements affecting assets of the Borrower;

(v)	any Security Interest arising in relation to the netting of bank account balances;

(vi)	any Security Interest arising by way of any retention of title of goods supplied where such retention is agreed in the ordinary course of its business;

(vii)
any Security Interest created pursuant to Section 169(d) of the Israeli Companies Ordinance (or any succeeding law), and for this purpose, the wording "any credit enabling the purchase of an asset" shall be construed to also include any loans or credits given from time to time in order to refinance such purchase; and

(viii)
any Security Interest created (other than by way of floating charge) in favour of a third party, over specific assets or rights of the Borrower other than pursuant to paragraphs (i) to (vii) above, securing obligations of no greater than NIS100,000,000 (one hundred million New Israeli Shekels) in aggregate.

15.5	Dispositions

The Borrower shall not sell and/or assign and/or transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not) (collectively, "Disposition"), its assets, in any manner, whether in whole or in part, to any third parties, including inter alia, Subsidiaries and/or related parties, without obtaining the prior written consent of the Bank so to do, except as follows:

(i)         any Disposition conducted at arms’ length; and/or

(ii)
any Disposition by way of securitization recognised in the Financial Statements as a ‘true sale’ in the following amounts: (1) during the period commencing on the date hereof and ending on 31.12.2010 - up to an aggregate amount of NIS1,000,000,000 (one billion New Israeli Shekels); and (2) during each year thereafter - up to an aggregate yearly amount of NIS200,000,000 (two hundred million New Israeli Shekels); and/or

(iii)	any Permitted Security Interests; and/or
(iv)	any Disposition or Dispositions not referred to in sub-sections (i) through (iii) above in up to an aggregate yearly amount of NIS 200,000,000 (two hundred million New Israeli Shekels).

15.6	Mergers

The Borrower will not enter into any merger transaction as a result thereof the Borrower will not be the surviving entity, unless the Bank provides its prior written consent.

15.7	Compliance with laws

The Borrower shall, comply in all material respects, with all laws and regulations applicable to it.

15.8	Access

At any time whilst an Event of Default is continuing:

(a)
the Borrower shall ensure, as far as it is able, that at reasonable times, on reasonable prior notice by the Bank, any professional adviser to the Bank or representative of the Bank be afforded access to, and be permitted to inspect or observe, all or any part of its business subject to any reasonable confidentiality undertaking required by it and subject to any legal, contractual or regulatory limitations; and

(b)
the Borrower shall permit any professional adviser to the Bank or representative of the Bank, at reasonable times and on reasonable prior notice by the Bank, to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or readily available to it subject to any reasonable confidentiality undertaking required by it and subject to any legal, contractual or regulatory limitations.

15.9	Insurances

The Borrower shall maintain insurance with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as may be required by the terms of any applicable law or any contract binding on it (including for the avoidance of doubt, the Licence).

15.10	Conduct of business

The Borrower shall, in all material respects, conduct its business in a reasonable and prudent manner in accordance with all applicable laws and regulations and the terms of this Agreement.

15.11	Use of Proceeds

The Borrower shall apply the proceeds of the Advances wholly and exclusively for the purposes set out in Section 3 (Purpose).

15.12	Consents and Authorisations

The Borrower will obtain:

(i)	every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every notarisation, filing, recording, registration or enrolment in any court or public office in Israel,

in each case required by the Borrower to authorise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents or the performance of its respective obligations under the Finance Documents to which it is a party.

15.13	Duration

The undertakings in this Section 15 shall remain in force for as long as any amount is or may be outstanding under this Agreement or as long as this Agreement is in force (the later of).

16.         DEFAULT

16.1	Events of Default

Each of the events set out in this Section 16 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person). In any Event of Default the Bank shall be entitled by written notice to the Borrower to demand the immediate payment of outstanding Credit Facilities, including On Call Credits, all or in part, in which case the Borrower will pay the Bank all the sums due or which may become due to the Bank on account of the Credit Facilities, and the Bank shall be entitled to debit the Borrower with any of the above sums and to take whatever steps it sees fit for the collection thereof:

(a)
If the Borrower commits a breach of or fails to perform any of the terms and conditions contained in this Agreement or if it transpires that any representation or warranty made or repeated by the Borrower under this Agreement or any other Finance Document is false or inaccurate and if such breach, failure or misrepresentation is remediable – and not remedied within 15 days of a written notice being given to it by the Bank (except that if any such breach, failure or misrepresentation is referred to in any other sub-section of this Section 16.1, then the period of remedy will be as set forth in such sub-section).

(b)
If the Borrower adopts a resolution for a merger contrary to Section 15.6 (Mergers), or adopts a voluntary winding-up resolution or if its name is struck out from the records of the Companies Registrar and not returned within 90 days.

(c)
If a petition is filed for a receivership or liquidation or bankruptcy or winding-up or for the appointment of a receiver against the Borrower’s property, in full or in part, or for the appointment of a liquidator, or if a receiver is appointed or a receiving order is made over the Borrower’s assets all or in part or if a receiver or liquidator or special manager is appointed over the Borrower, all of the aforesaid with regard to debts or values in an accumulated amount exceeding NIS 100,000,000 (one hundred million New Israeli Shekels), provided that if a temporary receiver and/or special manager was appointed and the appointment was made ex parte, then such  temporary appointment was not dismissed until the earlier of: (1) 21 days from the date of such appointment; or (2) immediately after a judgment is given on the merits of the petition following a court hearing in the presence of the Borrower with regard to such temporary appointment.

(d)
If a petition is filed for freeze of proceedings by the Borrower or with regard to the Borrower or freeze of proceedings resolution is made with regard to the Borrower, provided that if the petition with regard to freeze of proceedings and/or the freeze of proceedings resolution was made ex parte and not as per a petition of the Borrower –  and such petition and/or resolution is not dismissed until the earlier of: (1) 21 days from the date of such petition or resolution; or  (2) immediately after a judgment is given on the merits of the petition and/or resolution following a court hearing in the presence of the Borrower with regard to such petition and/or stay of proceedings.

(e)
If an application is made to place an attachment over or against any of the Borrower’s property, in full or in part, with regard to debts or values in an accumulated amount exceeding NIS 100,000,000 (one hundred million New Israeli Shekels), and not cancelled within 21 days from the day it was made, or if an attachment is placed or similar execution proceedings are taken over or against any of the Borrower’s property, in full or in part, with regard to debts or values in an accumulated amount exceeding NIS 100,000,000 (one hundred million New Israeli Shekels), provided that if a temporary attachment was made ex parte, then such temporary attachment was not dismissed until the earlier of: (1) 21 days from the date such temporary attachment was made; or (2) immediately after a judgment is given on the merits of attachment following a court hearing in the presence of the Borrower with regard to such attachment.

(f)	If the Borrower ceases to pay its debts exceeding NIS 100,000,000 (one hundred million New Israeli Shekels) or to conduct its business for a period of two weeks or more.

(g)	If work at the Borrower’s business ceases for two months or more.

(h)	If the Borrower falls behind in the payment of any amount on account of this Agreement for more than 10 days.

(i)
If any debts which the Borrower owes to the Bank under any credit document (other than the Finance Documents) are accelerated and the Borrower is required by the Bank to make early repayment of such debts.

(j)
If debts which the Borrower owes to banks, other financial institutes and bond holders in an aggregated amount of at least NIS 100,000,000 (one hundred million New Israeli Shekels) are accelerated and the Borrower is required by such creditors to make early repayment of such debts.

(k)
This Agreement is not or ceases to be a valid, binding and enforceable obligation of, or is repudiated by, the Borrower or becomes void or unenforceable and such is not remedied within 15 days of a written notice given to it by the Bank.

(l)
Any authorisation required in relation to the performance, validity or enforceability of any Finance Document is revoked or amended in a manner or to an extent that has a Material Adverse Effect and such is not remedied within 30 days after written notice is given to it by the Bank.

(m)
If the Licence is surrendered, terminated, withdrawn, suspended, cancelled or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by a licence(s) or authorisation, as applicable having substantially equivalent effect).

(n)	In the event that there is no trading in shares of the Borrower which are traded on a stock exchange for a consecutive period of 30 or more days on which trading is conducted on such stock exchange.

(o)
In the event that the Borrower breaches or fails to comply with any material undertakings or obligations entered into by it, or imposed on it, in favour of any securities authority in any country or state in which share, securities or debentures of the Borrower are traded or fails to comply with any material rules, regulations or other law of any such securities authority, except that as long as such securities authority gave the Borrower an extension for curing such breach or failure – such breach or failure is not amended within the extension period given.

(p)	Any event or series of events occur which in the reasonable opinion of the Bank after discussion with the Borrower, has a Material Adverse Effect.

16.2	Acceleration; Other Remedies

On and at any time after the occurrence of an Event of Default (which is continuing, unremedied and unwaived) the Bank may by notice to the Borrower:

(a)	cancel the Credit Facilities or any part thereof; and/or

(b)
demand that all or part of the Advances, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)
demand that all or part of the Advances together with accrued interest and all other amounts accrued under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand of the Bank; and/or

(d)
proceed to enforce or exercise any or all of the rights, remedies and powers available to it under all or any of the Finance Documents and to enforce all or any remedies thereunder in accordance with Israeli law.

17.         FEES

17.1	Cancellation Fee and Commitment Fee

The Borrower shall pay to the Bank:

(a)	If the Borrower chooses during the Availability Period to cancel the undrawn amount of the Credit Facilities in full or in part (subject to Section 7(b)), then the Borrower shall pay the Bank:

(i)	For cancellations made by the Borrower during the first 3 months from the Commencement Date, a one-time cancellation fee of 0.2% of the cancelled amount;

(ii)	For cancellations made by the Borrower during the period of 3 months following the end of the period mentioned in sub-section (i) above, a one-time cancellation fee of 0.15% of the cancelled amount;

(iii)	For cancellations made by the Borrower during the period of 3 months following the end of the period mentioned in sub-section (ii) above, a one-time cancellation fee of 0.10% of the cancelled amount;

(iv)	For cancellations made by the Borrower during the period of 3 months following the end of the period mentioned in sub-section (iii) above, a one-time cancellation fee of 0.05% of the cancelled amount;

(v)	For cancellations made by the Borrower during the second year from Commencement Date, a one-time cancellation fee of 0.05% of the cancelled amount; and

(vi)
 For cancellations made by the Borrower during the third, forth and fifth years from Commencement Date until a day before Termination Date, a one-time cancellation fee of 0.025% of the cancelled amount.

The cancellation fee shall be paid within seven Business Days of the date a cancellation notice is given pursuant to Section 7(b).

(b)
During the Availability Period the Borrower will pay a commitment fee calculated at a rate of 0.4% per annum of the undrawn portion of the Credit Facilities which has not been cancelled by the Borrower during the Availability Period. The commitment fee shall be calculated as set forth in Section 19.2 (Calculations) and shall be paid Quarterly in arrears within seven Business Days from the date the Bank submits to the Borrower a calculation showing in reasonable detail the amount due to it for the previous Quarter.

17.2	Other fees

The Borrower shall pay to the Bank no later than 7 days from the date hereof a one-time fee of NIS 30,000 (Thirty Thousands new Israeli Shekels) in connection with management and administration of banking transactions performed by the Bank in connection with the Credit Facilities or any part thereof.

18.          OTHER INDEMNITIES

(a)
The Borrower shall forthwith on demand (which shall include details of the loss or liability incurred) indemnify the Bank against any loss or liability properly incurred that the Bank incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	the operation of Section 16.2 (Acceleration; Other Remedies); or

(iii)	an Advance not being made after the Borrower has delivered a Request for the Advance, or any Advance (or part thereof) not being prepaid in accordance with a notice of prepayment.

(b)
The Borrower's liability in each case shall be limited to the cost of funds borrowed, contracted for or utilised to fund or maintain the contribution of the Bank to any amount payable under any Finance Document, any amount repaid or prepaid or any or all of the Advances, but shall exclude any loss of margin, profit or other loss or expense.

19.         EVIDENCE AND CALCULATIONS

19.1	Statements and accounts

(a)	the Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder, including:

(i)	the amount of each Advance made or arising hereunder;

(ii)	the amount of all principal, interest, linkage differentials and other amounts due from the Borrower to it hereunder; and

(iii)	the amount of any sum received or recovered by it hereunder.

(b)
Unless expressly provided to the contrary, any certification or determination by the Bank of a rate or amount under the Finance Documents is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

(c)	In any legal action or proceeding arising out of or in connection with the Finance Documents:

(i)	the entries made in the statements and accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower; and

(ii)
a certificate of the Bank signed by a relevant senior officer as to its Wholesale Interest Rate for the purpose of determining the interest rate in respect of an Advance shall, in the absence of manifest or proven error, constitute conclusive evidence of such Wholesale Interest Rate.

(d)
A certificate of the Bank as to: (a) the amount by which a sum payable to it hereunder is to be increased under Section 10 (Taxes) above; or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Section 11 (Increased Costs) above shall, in the absence of manifest or proven error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

19.2	Calculations

The commitment fee payable under Section 17.1 (Cancellation Fee and Commitment Fee) shall be calculated on the basis of the average undrawn amounts during each Quarter based on the actual number of days elapsed and a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as applicable.

20.         CHANGES TO THE PARTIES

20.1	Transfers by the Borrower

The Borrower may not assign, transfer, sell or otherwise dispose of any interest, rights or obligations under the Finance Documents, other than with the prior written consent of the Bank.

20.2
Transfers by the Bank

The Bank may at any time at its own discretion and without the Borrower’s consent being required, transfer and/or assign its rights and duties in relation to and/or arising from this Agreement to any Israeli banking corporation as defined at the relevant time in the Banking Licensing Law, 5741-1981 and/or to any Israeli insurer as defined at the relevant time in the Insurance Business (Control) Law, 5741 - 1981 and/or to any Israeli provident or pension funds as defined at the relevant time in the Control Of Financial Services Law (Provident Funds), 5765 – 2005, subject to the fulfilment of all of the following conditions: (i) the Bank remains the facility manager of the Credit Facilities and the entire operation of the Credit Facilities will remain with the Bank; (ii) such transfer and/or assignment will not cause the Borrower to be required to pay additional amounts pursuant to Section 10 (Taxes); (iii) the Bank will remain at all times the lender of more than 50% of the Credit Facilities; and (iv) such transfer and/or assignment will not otherwise prejudice the rights and privileges of the Borrower under this Agreement. Subject to the foregoing, such transfer or assignment may be effected in any way the Bank or any subsequent transferor or assignor deems fit. The Borrower will effect any act that will be required by the Bank in order to render fully effective and binding such transfer or assignment, provided that the Borrower shall not be required to bear any costs or expenses as a result of such transfer or assignment.

21.         SET-OFF

The Bank may, following the occurrence of a Potential Default (and so long as it is continuing, unremedied or unwaived at the time the Bank exercises its rights under this Section 21), without presentment, demand, protest or other notice of any kind to the Borrower, set off any due and payable obligation of the Borrower against any obligation (whether or not matured) owed by the Bank to the Borrower (including any moneys held by the Bank for the account of the Borrower), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off an amount estimated by it in good faith to be the amount of that obligation.

22.         SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by Borrower and each Finance Party to the full extent permitted by applicable law so that the Finance Documents shall be deemed valid and binding agreements, in each case enforceable in accordance with their respective terms.

23.         COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.         NOTICES

24.1	Giving of notices

All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt;

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

24.2	Addresses for notices

(a)	The address and facsimile number of the Borrower are:

Partner Communications Company Ltd.
8 Amal Street
Afeq Industrial Zone
Rosh Haayin 48103
Israel
Facsimile:  0547 815 282
Attention: Chief Financial Officer

or such other as the Borrower may notify to the Bank by not less than five Business Days' notice.

(b)	The address and facsimile number of the Bank are: [***]

25.         LANGUAGE

All documents to be furnished, delivered or provided and all other communications to be given or made under or in connection with the Finance Documents shall be in Hebrew or English.

26.         GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of the State of Israel and each Party hereby irrevocably submits to the jurisdiction of the courts of Tel-Aviv-Jaffa in connection with any dispute arising out of or in connection with this Agreement.

27.         ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Bank and the Borrower concerning the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof. This Agreement may not be amended save with the prior written consent of the Bank and the Borrower.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

BORROWER

PARTNER COMMUNICATIONS COMPANY LTD.

By:          _______________________________

Name:
Title:

BANK

[***]

By:          _______________________________

Name:
Title:

SCHEDULE A

SIGNED ON CALL DOCUMENTS

SCHEDULE B

ON CALL CREDITS – FORM OF REQUEST

Customer Name	I.D. Number	Branch	Account Number

To: ******

Re:Request for Daily Credit Repayable upon Demand (Short-term credit)

The Request
In accordance with a credit facility dated _____ and in accordance with a commitment letter dated____ attached to it (hereinafter together "the commitment:") and subject to its provisions, I hereby request from the bank credit in the amount of NIS ______ (_____ NIS) (hereinafter-the principal or the credit principal"), in accordance with the conditions set forth below.

The Interest
The interest will be calculated as a daily interest on the balance of the unpaid principal according to the bank's calculation, as set forth in the commitment, starting from the day that the credit was made available, at the following rates:
Interest at the rate of ___% per annum
The interest constitutes adjusted interest at the rate of ___% per annum

Commission for registration of actions in the account
For registering actions in the checking account in regard to the principal (including its payment), but not regarding the interest, the bank may charge that account with a commission at a set rate for each action. The said checking account will be charged this commission at the beginning of each calendar month for the previous month. The amount of this commission will change from time to time in accordance with that set forth in the bank's price list subject to the commitment.

Completion of the commitment
This request completes that stated in the commitment.

Sincerely,

_____________________                                                             ______________
Signature of the Applicant                                                             Date of Signature

SCHEDULE C

SHORT TERM LOAN - FORM OF REQUEST

To:           [***]

From:	Partner Communications Company Ltd.

Date:	[	]

Dear Sirs,

250,000,000NIS Framework Agreement between Partner Communications Company Ltd. (the "Borrower") and [***] (the "Bank") dated ______, 2009 (the "Framework Agreement")

1.	Capitalised terms used but not defined in this Request shall have the meanings ascribed to such terms in the Framework Agreement

2.	We refer to the Framework Agreement. This is a Request, issued in accordance with Section 5 of the Framework Agreement.

3.	We wish to borrow a Short Term Loan on the following terms:

(a)	Drawdown Date: [	]

(b)	Amount: [	]

(c)	Repayment Date: [	] [not earlier than 1 month and no longer than 12 months’ from Drawdown Date]

(d)	Interest Period: Three months

(e)	Interest Rate: [________________] [The Prime Rate plus margin]

[**Interest Rate shall change only according to changes in the Prime Rate subject to the Framework Agreement. As per the date of signing this Request the Interest Rate equals the Wholesale Rate + Margin**]

4.	We confirm that each condition precedent under the Section 4 of the Framework Agreement which must be satisfied on the date of this Request is so satisfied.

5.	Attached hereto an appendix regarding expenses and commissions dated _____________ which constitute an integral part hereof.

6.	This Request is irrevocable.

By: [______________________________]
Name:
Title:
on behalf of Partner Communications Company Ltd.